Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-197100) of Northern Power Systems Corp. (formerly known as Wind Power Holdings, Inc.) of our report dated March 31, 2015, relating to our audit of the consolidated financial statements as of and for the year ended December 31, 2014, which appears in this Annual Report on Form 10-K of Northern Power Systems Corp. for the year ended December 31, 2014.

/s/ McGladrey LLP

Boston, Massachusetts

March 31, 2015